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Exhibit 9.1

VOTING AGREEMENT

        VOTING AGREEMENT, dated as of June 20, 2006 (this "Agreement") by and among Aldabra Acquisition Corporation, a Delaware corporation (the "Buyer") and Madison Dearborn Capital Partners IV, L.P. ("MDP").

RECITALS

        The Buyer is party to that certain Agreement and Plan of Merger, dated as of June 20, 2006, by and among the Buyer, Aldabra Merger Sub, L.L.C. (the "Merger Sub"), GLDD Acquisitions Corp. ("GLDD"), MDP (solely in its capacity as Company Representative) and the Buyer Representative named therein (as amended, modified, supplemented or waived from time to time, the "Merger Agreement") pursuant to which, on the terms and subject to the conditions specified therein, GLDD would merge with and into Merger Sub (the "Merger"). Capitalized terms used, but not defined, herein shall have the meanings set forth in the Merger Agreement.

        As of the date hereof, MDP is the record and beneficial owner of an aggregate of 83,932.55 shares of Company Preferred Stock and 843,044.83 shares of Company Common Stock (the "Existing Shares" and, together with any shares of Company Common Stock acquired by MDP after the date hereof, whether upon the exercise of warrants, options or rights, the conversion or exchange of any Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the "Subject Shares"). The shares of Company Common Stock owned by MDP represent more than 80% of the voting power of shares of Company capital stock with respect to matters submitted to shareholders of GLDD for vote.

        It is a condition to the Buyer's obligations under the Merger Agreement that MDP execute and deliver this Agreement within two business days after execution and delivery of the Merger Agreement.

AGREEMENT

        To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

        1.    Covenants of MDP.    Until the termination of this Agreement in accordance with Section 2, MDP agrees as follows:

          (a)    Agreement to Vote.    At any meeting of stockholders of the Company called for the approval of the Merger, however called, or at any adjournment thereof, or in connection with any written consent of the holders of shares of Company Common Stock, or in any other circumstances in which MDP is entitled to vote, consent or give any other approval with respect to the Merger, MDP shall vote (or cause to be voted) the Subject Shares under his or its control in favor of adoption and approval of the Merger.

          (b)    Waiver of Certain Rights.    By its execution hereof, MDP does hereby agree for the benefit of Buyer and the Company that any rights of redemption, conversion or similar rights, in each case as exist under the Company Charter Documents and other binding agreement to which MDP and GLDD are party or pursuant to which MDP has such rights, for the Company Preferred Stock that are triggered by consummation of the Merger are hereby waived.

          (c)    Transfer Restrictions.    MDP agrees not to sell, transfer, tender pursuant to a tender offer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of MDP (collectively, "Transfer")), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Subject Shares unless prior to making such Transfer, the transferee of the Subject Shares has agreed to be bound by the terms of this Agreement to the same extent as MDP with respect to the Subject Shares so transferred, in each case other than in connection with the Merger.

          (d)    Representations and Warranties of MDP.    MDP hereby represents and warrants to the Buyer as of the date hereof that the Existing Shares of MDP constitute all of the shares of Company Capital Stock owned of record or beneficially by MDP as of the date hereof. MDP has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1(a) and Section 1(b) hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares of MDP, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1(a) and Section 1(b) hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares of MDP as of the Effective Time, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. MDP has good and valid title to the Existing Shares of MDP and at all times during the term hereof and on the Effective Time will have good and valid title to the Subject Shares of MDP, in each case, free and clear of all Liens, except pursuant to this Agreement and applicable law.

          (e)    No Finder's Fees.    No broker, investment banker, financial advisor or other person shall be entitled to any broker's finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of MDP.

          (f)    Further Assurances.    From time to time prior to the Effective Time, at the Buyer's request and without further consideration, MDP shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the voting and waiver arrangements contemplated by this Agreement.

        2.    Termination.    This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earlier to occur of (a) the Effective Time and (b) termination of the Merger Agreement in accordance with its terms.

        3.    General Provisions.

          (a)    Amendment.    This Agreement may not be amended except by an instrument signed by the Buyer and MDP. This Agreement is an agreement between the Buyer and MDP on an individual basis and nothing in this Agreement (including Section 3(h) hereof) shall be interpreted as creating any rights or obligations between or among stockholders of the Company. This Agreement does not constitute any agreement among the stockholders with respect to the Subject Shares.

          (b)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

      (i)
      if to the Buyer:

        Prior to September 4, 2006
        c/o Terrapin Partners LLC
        Rockefeller Center
        620 Fifth Avenue, 3rd Floor
        New York, NY 10020
        Attention: Jason Weiss
        Telecopy: 212-335-3265

        From and after September 4, 2006
        c/o Terrapin Partners LLC
        Rockefeller Center
        540 Madison Avenue
        New York, NY 10022
        Attention: Jason Weiss
        Telecopy: 310-459-8522

        with a copy (which shall not constitute notice) to:

        Sidley Austin LLP
        787 Fifth Avenue
        New York, NY 10019
        Attention: Jack I. Kantrowitz
        Telecopy: 212-839-5599

      (ii)
      if to MDP, to:

        Madison Dearborn Capital Partners IV, L.P.
        Three First National Plaza, Suite 3800
        70 W. Madison
        Chicago, Illinois 60602
        Attention: Thomas Souleles
        Telephone: (312) 895-1000
        Telecopy: (312) 895-1001

        with a copy (which shall not constitute notice) to:

        Kirkland & Ellis LLP
        200 East Randolph
        Chicago, IL 60601
        Telephone: (312) 861-2000
        Telecopy: (312) 861-2200
        Attention: Richard J. Campbell

          (c)    Interpretation.    Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          (d)    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile or electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e)    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (f)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

          (g)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

          (h)    Enforcement; Governing Law; Waiver of Jury Trial.

            (i)    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

            (ii)   The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

        *            *            *             *            *

        IN WITNESS WHEREOF, the Buyer and MDP have caused this Agreement to be executed as of the date first written above.

ALDABRA ACQUISITION CORPORATION
By:	/s/ NATHAN D. LEIGHT

Name:	Nathan D. Leight

Its:	Chairman

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.
By:	Madison Dearborn Partners IV, L.P.
Its:	General Partner
By:	Madison Dearborn Partners, LLC
Its:	General Partner
By:	/s/ THOMAS S. SOULELES

Name:	Thomas S. Souleles

Its:	Managing Director

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  Exhibit 9.1
VOTING AGREEMENT
RECITALS
AGREEMENT